Exhibit 23.4

September 13, 2005

CONTINENTAL AIRLINES, INC.
1600 Smith Street
Houston, TX 77002

Re:	Final Prospectus Supplement, dated September 14, 2005, to the Prospectus dated August 23, 2001, included in Registration Statement No. 333-67886 of Continental Airlines, Inc.

Ladies and Gentlemen:

We consent to the use of the report prepared by us with respect to the aircraft referred to therein, to the summary of such report in the text under the headings “Prospectus Supplement Summary—Equipment Notes and the Aircraft,” “Risk Factors—Risk Factors Relating to the Certificates and the Offering—Appraisals and Realizable Value of Aircraft,” “Description of the Aircraft and the Appraisals—The Appraisals” and “Experts” in the above-captioned Final Prospectus Supplement and to the references to our name under the headings “Description of the Aircraft and the Appraisals—The Appraisals” and “Experts” in such Final Prospectus Supplement.

Sincerely,

Aviation Specialists Group, Inc.

/s/ Fred J. Klein
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Fred J. Klein
President

Aviation Specialists Group, Inc. w 1037 Sterling Road w Herndon, Virginia w USA
Telephone:  703 736-9700 w Fax: 703 736-0505 w avspecgroup@aol.com w www.aviation specialistsgroup.com